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CERTIFICATE OF INCORPORATION ON CHANGE OF NAME

Company No. 5191648

The Registrar of Companies for England and Wales hereby certifies that

FALCON MEDIA SERVICES LIMITED

having changed its name, is now incorporated under the name of

EXTREME MOBILE COATINGS CORP LTD.

Given at Companies House on **12th November 2008**

C05191648B

Companies House
— for the record —

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

Sameday £50 cash payed

COMPANIES ACT 2006
SPECIAL RESOLUTION ON CHANGE OF NAME

Company number: 5191648

Existing company name: FALCON MEDIA SERVICES LIMITED

At an ~~Annual General Meeting~~* / General meeting* (*delete as appropriate) of the members of the above named company, duly convened and held at:

225 TWO OAKS DRIVE

NICHOLASVILLE, KENTUCKY, USA

On the 6 day of OCT 2008

That the name of the company be changed to:

New name: EXTREME MOBILE COATINGS Corp Ltd.

Signed: ______________________

*Director / secretary / CIC Manager (if appropriate) / administrator / administrative receiver / receiver manager / receiver, on behalf of the company
(*delete as appropriate)

Notes:

- This form is for use by PLC's or private companies who choose to hold Annual General Meetings or general meetings for the purpose of a special resolution.
- A copy of the resolution must be delivered to Companies House within 15 days of it being passed.
- A fee of £10 is required to change the name (cheques made payable to "Companies House")
- Have you checked whether the name is available at www.companieshouse.gov.uk ?
- Please provide the name and address to which the certificate is to be sent.